Exhibit 3.1

General License Agreement





                           GENERAL LICENSING AGREEMENT
                           ---------------------------



This GENERAL LICENSING AGREEMENT (this "Agreement") is mad this 11th day of September, 2002, by and between ECOLOQUIP, INC and DR. LOUIS KNIEPER, individually (Collectively, "Licensors") and WORLD ENVIRONMENTAL TECHNOLOGIES, INC ("Licensee"). (Licensors and Licensee are sometimes here in after collectively referred to as "Parties" and individually as a "Party".)



                                   WITNESSETH:



WHEREAS, Licensors presently own, and hereby represent to Licensee that they have the right, power and authority to grant a license to Licensee for, certain processes and apparatus, machinery and devices invented for the electrochemical and the electrocoagulation treatment of effluent water and the Joule EC Electrocoagulation technology (collectively, the "Inventions");

WHEREAS, License desires to acquire from Licensors an industry exclusive, perpetual license to commercialize the Inventions and to operate and use such processes and such apparatus, machinery and devices, and to manufacture, use, market, sell, lease and otherwise dispose of electrochemical and electrocoagulation units, consisting of one or more cells, one or more chambers, and other apparatus, for the treatment of effluent water based on or relating to the Inventions (the "Product Units");

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereafter set fourth, the Parties hereby agree as follows:

1.(a) Licensors grant to Licensee an industry exclusive, irrevocable (except as provided pursuant to Subsection 5 hereof), perpetual and worldwide right and license under the Patents (hereinafter defined) and under the Information (hereinafter defined) to manufacture and have manufactures, use, market, and have marketed, sell and have sold, lease and have leased, or otherwise dispose of or have disposed of, Product Units based on or relating to the Inventions. The industry exclusivity shall apply to the Petroleum exploration, petroleum chemical, transportation and refining industry. The right and license herein granted shall apply to all inventions, improvements, patent applications and letters patent which the Licensors (or either of them) now own or control (whether wholly or partially), or hereafter may own or control (whether wholly or partially), and which relate to the Inventions, including, without limitation, U.S. Patent No. 6,238546, issued to Louis A. Knieper, Gary A. Tipton and Daniel G. Noyes on May 29, 2001 (collectively, the "Patents"), and to all information and documents which the Licensors (or either of them) now own or control (whether wholly or partially), or hereafter may own or control (whether wholly or partially), and which relate to the Inventions (the"Information").

         (b) The provisions of Subsection 1(a) hereof notwithstanding, Licensee is excluded from marketing, selling, leasing, or otherwise disposing of the Product Units to the paper industry, paint pigment industry and to all industry in Mexico and the Orient.

         (c) The provisions of subsection 1(a) hereof notwithstanding, Licensee may request and be granted additional exclusive markets based upon the mutual consent of Licensor and Licensee and the acceptable performance in exclusive markets previously granted. The fees and remuneration for each industry exclusivity shall be established at the time the exclusivity is granted.

2. Licensee hereby accept the right and license to manufacture, use, market, sell, lease and otherwise dispose of the Product Units based on or relating to the Inventions and agrees to do so in accordance with this Agreement during the term of this Agreement.

3. Licensee is an independent party and nothing contained in this Agreement shall be deemed or interpreted to constitute Licensee to be the agent or legal representative of Licensors for any purpose whatsoever. Licensee is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensor, or to bind Licensors in any manner of fashion whatsoever.

4. Licensee shall pay to Licensors a royalty for each Product Unit manufactured and sold, marketed, used, leased or otherwise disposed of by Licensee, as set fourth in Schedule A attached hereto. Licensors shall promptly make available and provide to Licensee for its use pursuant to this Agreement, all information as and when obtained by Licensors (or either of them). Licensee shall pay to and reimburse Dr. Kneiper. The fees and expenses set fourth on Schedule A attached hereto in connection with his providing requested consultation to Licensee. Licensee shall pay to Licensors the charges provided for on Schedule A attached hereto for materials and equipment furnished by Licensors to Licensee at Licensee at Licensee's request.

5. The provisions of Paragraphs 1(a), 1(b) and 1(c) notwithstanding, in the event that Licensee shall default in the payment of all fees and other obligations incurred under the terms of this Agreement, this Agreement shall be subject to cancellation by Licensors upon fourteen (14) days' advance written notice by certified mail, return receipt: requested, to Licensee, during which period of fourteen (14) days Licensee shall have the right to remedy such default. Upon the remedying of such default, the cancellation notice shall have no further force or effect.

6. The Parties agree that the "Patents" and "Information" herein defined and all refinements improvements and modification thereto developed by either Party in the course of this Agreement will become the property of the Licensors and shall be applied to the implementation of the electrocoagulation technology of the Licensors within and outside of the limitation of this agreement. The Licensee further agrees that any improvements, modifications or changes to the "Patents" and "Information" or to the application of the technology through process modification will be immediately disclosed to the Licensor for application throughout Licensor's business.

7. The Parties agree that the "Patents" and "Information" herein defined and the marketing sales and business information of the Licensee are confidential in nature and will be mutually protected. Release or misuse of any of this information by either Party will cause irreparable harm to the business interest of the other Party.


8. All notices, requests, directions or other communications permitted or required under this Agreement (collectively, "Notices") shall be in writing and shall be delivered to the appropriate Party at the following address:




Licensors                                       Licensee
---------                                       --------

Ecoloquip, Inc. and Dr. Louis Knieper           WORLD ENVIRONMENTAL
5819 N. Magazine Circle,                        TECHNOLOGIES, INC.
Houston, TX 77084
                                                /s/ Royis Ward
                                                --------------------

                                                /s/ M. C. Richardson
                                                --------------------

                                                Attn: Mike Richardson, President



9. It is agreed between the Parties that there are no oral or other agreements or understanding between them relating to the Patented Inventions. This Agreement supersedes all prior agreements between the Parties, and is intended as a complete and exclusive statement of the full agreement between the Parties.

8. In the event of any dispute between Licensors and Licensee arising under or pursuant to the terms of this Agreement, the same shall be settled only by Arbitration in the State of Texas, under the then pertaining rules and regulations of the American Arbitration Association. The determination of the arbitrators shall be final and binding upon the Parties and may be enforced in any court of appropriate jurisdiction.

9. Licensee may assign the rights and license granted by its Agreement, but shall remain responsible for any payments or other obligations it accrued under this Agreement prior to any such assignment.

10. The failure of either Party to exercise any of its rights under this Agreement shall in no way constitute a waiver of those rights, nor shall such failure excuse the other Party from any of its obligations under this Agreement.

11. This Agreement shall be constructed in accordance with and governed by the laws of Texas.

12. Notwithstanding anything to the contrary contained elsewhere herein, the provisions of this Agreement shall survive bankruptcy, insolvency, and dissolution of the Licensors of agreements transferring the Patent or any rights thereunder to another party.


INTENDING TO BE LEGALLY BOUND, the Parties have caused the License Agreement to be executed as of the date first above written.



LICENSORS:
----------


ECOLOQUIP, INC.



By: /s/ Louis Knieper                       9/11/02
   -------------------------
   Louis Knieper - President



   /s/ Louis Knieper                        9/11/02
   -------------------------
   Louis Knieper,

   Individually



LICENSEE:
---------


WORLD ENVIRONMENTAL TECHNOLOGIES, INC.



By: /s/ M. C. Richardson       /s/ Royis Ward
   ---------------------
   Mike Richardson,
   President


                                   EXHIBIT "A"



A. ROYALTY TO BE PAID TO LICENSORS ON AN EVENT BASIS FOR PRODUCT UNITS OF 100gpm CAPACITY OR LESS THAT ARE MANUFACTURED BY THE LICENSEE:

         1. FOR PRODUCTION UNITS OF 100 GPM OR LESS CAPACITY THE SUM OF $3,000.00 EACH.

         2. FOR PRODUCTION UNITS OF CAPACITIES IN EXCESS OF 100 GPM THE PRODUCT OF $3,000.00 MULTIPLIED BY THE GPM DESIGN CAPACITY.

B. ROYALTY TO BE PAID BY THE LICENSORS FOR USE OF TECHNOLOGY SUPPLIED BY LICENSORS TO LICENSEE ON A MONTHLY BASIS FOR THE PRECEDING MONTH. THE ROYALTY WILL BE CALCULATED AT 2% OF THE GROSS INCOME NOT TO INCLUDE TAXES. PAYMENT IS DUE ON THE FIFTH (5TH) OF THE MONTH AND IS IN DEFAULT ON THE TENTH (10TH) OF THE MONTH.

C. THE LICENSEE WILL MANUFACTURE ONLY TO THE SPECIFICATIONS FURNISHED BY THE LICENSOR. THE LICENSEE WILL APPLY THE LOGO AND NAME AS SUPPLIED BY THE LICENSOR TO ALL EQUIPMENT MANUFACTURED USING THE LICENSOR'S TECHNOLOGY.

D. THE LICENSOR WILL PAY A ONE-TIME CASH PAYMENT OF TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) AT THE SIGNING FOR THE EXCLUSIVE MARKET FIRST IDENTIFIED IN PARAGRAPH 1. OF THIS AGREEMENT.

F. UNDER THE TERMS OF THIS AGREEMENT, THE LICENSOR WILL CONSTRUCT AND FURNISH TO THE LICENSEE:

         1. COMPLETE TESTED AND WARRANTED 100 GPM JOULE EC MODEL 100 FOR THIRTY THOUSAND DOLLARS ($30,000.00) WITH 50% PAID UPON SIGNING,40% UPON DELIVERY AND 10% NET 30 THIRTY DAYS FROM DELIVERY PLUS ANY APPLICABLE SALES TAXES. PRICES ARE FOB SHOP IN HOUSTON, TEXAS.

         2. 25 GPM REPLACEMENT CELLS (SEX INCH) AS NEEDED AT THE PRICE OF FIVE HUNDRED DOLLARS EACH ($500.00) PAID UPON DELIVERY.

         3. SYSTEM DESIGN AND MODIFICATION AT THE RATE OF COST PLUS TEN PERCENT (10%).

         4. TRAVEL AS REQUESTED BY LICENSEE AT THE RATE OF COST PLUS TEN PERCENT (10%) AND MILEAGE AT INDUSTRY STANDARDS.


F. CONSULTING FEES BY LICENSOR FOR ASSISTANCE IN PERSON OR BY ANY MEANS OF COMMUNICATION WRITTEN OR ORAL AT THE RATE OF ONE HUNDRED DOLLARS ($100.00) PER HOUR CALCULATED IN ONE-QUARTER (1/4) HOUR INCREMENTS. THE DAILY CHARGES ARE NOT TO EXCEED SEVEN HUNDRED DOLLARS FOR ANY TWELVE (12) HOUR PERIOD IN A CALENDAR DAY. BILLINGS WILL BE DONE ON A BIWEEKLY BASIS AND THE TERMS ARE NET SEVEN DAYS.

G. LICENSOR WILL MAKE AVAILABLE, ON AS AVAILABLE BASIS, ONE DEMONSTRATION UNIT (CURRENTLY KNOW AS THE MEXICAN TRAILER). THE UNIT WILL BE RETURNED IN THE SAME CONDITION AS DELIVERED. THE LICENSEE WILL PAY A RENTAL FEE FOR THE USE OF THIS EQUIPMENT BASED ON PORTAL TO PORTAL TIME AT THE FATE OF ONE HUNDRED DOLLARS ($100.00) PER DAY OR PORTION OF A DAY. THE ADVANCED FUNDS FROM THE LICENSEE ARE CREDITED AT THE AMOUNT OF $3,000.00 TOWARD THE USE OF THIS UNIT.